Exhibit 99.1

Manitex International, Inc. Reports 3rd Quarter 2014 Results

Bridgeview, IL, November 6, 2014 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized material and container handling equipment, today announced third quarter 2014 results.

Third Quarter 2014 Financial Highlights:

•	Third Quarter Net revenues rose 15.1% to $66.2 million, from $57.5 million in the year ago period.

•	Consolidated backlog at September 30, 2014 increased 32.1% to $102.1 million, from $77.3 million at December 31, 2013, and was flat compared to $102.5 million at June 30, 2014.

•	Third Quarter Net income was $1.8 million, a decrease of $0.8 million from the third quarter of 2013 of $2.6 million. Earnings per share of $0.13 compared to $0.21 from the year ago period.

•	Third Quarter Adjusted EBITDA (1) of $4.5 million or 6.8% of sales, compared to $5.5 million and 8.8% of sales in the prior year’s period.

•	Generated $6.4 million of cash from operating activities in the quarter.

Subsequent to the end of the quarter:

•	Announced an agreement to form a Joint Venture with Terex Corporation in A.S.V. Inc. (ASV), with forecasted 2014 sales of approximately $128 million.

•	Announced orders of $17 million received in the fourth quarter for Manitex cranes, concentrated in the larger tonnage capacities (40 tons and above).

“Chairman and Chief Executive Officer, David Langevin, commented, “From an operational perspective our third quarter was similar to the second quarter, but, as we expected, with a higher proportion of our production and sales allocated to smaller tonnage cranes and material handling products. Consequently, the product mix negatively impacted our bottom-line for the quarter. As we announced earlier this week, however, we have seen a good rebound in orders for higher tonnage cranes in recent weeks, and we expect that mix and margin improvements in the fourth quarter and beyond to be led by military orders in Liftking and stronger orders for our larger cranes from numerous dealers. Our order book is in good shape at $102 million and in the third quarter had a Book-to-bill of approximately 1.0.”

Mr. Langevin continued, “While worldwide demand for capital equipment could be mostly characterized as sluggish, as a niche provider serving diverse markets, we continue to see certain pockets of strength within our product portfolio. And consistent with our history even in a more challenged economic environment, we have taken advantage of opportunities to grow our business, adding new product lines, geographies, and channels to market to ensure our continued long-term growth, while simultaneously seeking out ways to optimize our production and cost structure. We remain on track to close the acquisition of PM Group, which adds over $100 million of profitable revenue to our base of business, and we believe this will be a substantial growth area for us as we take this product through our distribution into the North American markets. We’ve recently announced the A.S.V., Inc. joint venture with Terex, which also adds profitable revenues of over $100 million that will allow us to participate in a market that is showing signs of early recovery. Upon the closing of these transactions, we expect to enter 2015 as a company with an opportunity to participate in more markets than ever, and achieve revenues in excess of $500 million with significant growth in profits for the benefit of our shareholders.”

— more —

Third quarter 2014 revenues increased $8.7 million or 15.1% from the third quarter 2013 to $66.2 million, led by a 46% year-over-year increase in material handling product sales, with contributions across each of those branded product lines, due to improved demand from the general construction market. At the end of the quarter we also completed shipments of military forklifts under the existing contracts at our Manitex Liftking subsidiary. Container handling revenues at our European CVS operation were sharply higher, increasing 50% from the prior year quarter resulting from increased demand from both European and international markets. While growth from lower tonnage crane products resulted in higher overall unit volumes, Manitex cranes sales were flat. Order intake in the quarter was well balanced with current levels of output and resulted in a backlog at September 30, 2014 of $102.1 million. This represents an increase of $24.8 million or 32.1% from December 31, 2013 and flat on a sequential quarterly basis. Order intake in the third quarter reflected an increase in demand for higher tonnage truck mounted cranes as compared to that seen in the previous quarter.

Net income for the quarter of $1.8 million was a decrease of $0.8 million year over year. Gross profit decreased $0.3 million compared to the third quarter of 2013, benefiting from $8.7 million higher revenues, largely driven by increases in material handling equipment and including a higher proportion of lower capacity, lower margin boom truck cranes, was offset by the significant sales mix change on margin, resulting in a 300 basis point decrease in gross profit percent to 16.5%. Operating expenses of $7.5 million compared to $6.5 million in the year ago period with SG&A expenses held steady at 10.4% of sales compared to 10.2% in the third quarter of 2013. Tax expense for the quarter at a rate of 34.7% was an increase of 338 basis points and reflected an increase in the annual effective tax rate, excluding discrete items, to 32% from 30% in 2013. The principal factor accounting for the increase in the effective tax rate was the absence of R&D tax credits as such provision expired as of December 31 2013.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “While we experienced solid performance from our materials and container handling brands, a flat top-line coupled with a less favorable product mix from our crane portfolio hurt our overall gross margin performance and consequently our bottom line. While the mix moved against us in this last quarter, we do expect improvements to come, and have seen an uptick in our share in a market that is going to be down year over year. Our diversification continues to keep us well positioned to participate in the specific markets that are growing as well as for those where growth is expected to return shortly. At the end of the quarter our balance sheet ratios were improved from December 31, 2013, with our current ratio at 2.7 compared to 2.5, a net debt to capitalization ratio of 35.2% compared to 36.1% and an interest coverage ratio of 7.4 times compared to 7.3 times. With total debt increasing a modest $0.5 million from December 31, 2013, and 12 month trailing adjusted EBITDA of $21.8 million, our debt to adjusted EBITDA ratio remained constant at 2.5 times.

(1)

Adjusted EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will host a conference call at 4:30 p.m. Eastern Time today to discuss the results with the investment community. Anyone interested in participating should call 1-888-539-3612 if calling within the United States or 1-719-325-2432 if calling internationally. A replay will be available until November 13, 2014 which can be accessed by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use passcode 7672850 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. designs, manufactures and markets a portfolio of highly engineered and customizable lifting, material and container handling equipment, spanning boom truck, telescopic, rough terrain and industrial cranes, reach stackers and associated container handling equipment, rough terrain forklifts, mobile liquid and solid containment solutions, and specialized trailers and mission oriented vehicles, including parts support. We have accumulated nearly a dozen brands since going public in 2006 and operate internationally through eight subsidiaries with design and manufacturing facilities in the USA, Canada and Italy.

Manitex Inc, in Georgetown, TX, manufactures a comprehensive line of boom truck and telescopic cranes and sign cranes , primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Badger Equipment Company, in Winona, MN, manufactures specialized rough terrain and industrial cranes and primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in commercial applications and by the world’s largest military and peace keeping organizations. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex Sabre based in Knox, Indiana, builds mobile specialized tanks for liquid storage and containment solutions for a variety of end markets such as petrochemical, waste management and oil and gas drilling. Manitex Valla located in Piacenza, Italy, manufactures a full range of mobile precision pick and carry cranes from 2 to 90 tons, using electric, diesel, and hybrid power options with configurable special applications designed specifically to meet the needs of its customers.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, PM knuckle boom cranes and our own Manitex International brands. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used and refurbished lifting and construction equipment of various ages and conditions as well as operating a rental fleet of equipment to the Tri-state area.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates, Inc.
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	516-510-8768
djlangevin@manitexinternational.com	pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$66,197	$57,521	$197,172	$179,641
Cost of sales	55,282	46,320	161,509	145,944

Gross profit	10,915	11,201	35,663	33,697
Operating expenses
Research and development costs	611	666	1,909	2,084
Selling, general and administrative expenses	6,893	5,878	21,554	19,095

Total operating expenses	7,504	6,544	23,463	21,179

Operating income	3,411	4,657	12,200	12,518
Other income (expense)
Interest expense	(671)	(837)	(2,192)	(2,181)
Foreign currency transaction losses	(102)	(20)	(27)	(72)
Other income (loss)	71	18	(67)	9

Total other expense	(702)	(839)	(2,286)	(2,244)

Income before income taxes	2,709	3,818	9,914	10,274
Income tax	941	1,197	3,283	3,087

Net income	$1,768	$2,621	$6,631	$7,187

Earnings Per Share
Basic	$0.13	$0.21	$0.48	$0.58
Diluted	$0.13	$0.21	$0.48	$0.58
Weighted average common shares outstanding
Basic	13,822,918	12,352,266	13,817,538	12,307,968
Diluted	13,873,157	12,403,665	13,862,651	12,349,650

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2014	December 31, 2013
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$4,934	$6,091
Trade receivables (net)	44,860	38,165
Accounts receivable finance	—	326
Other receivables	692	1,541
Inventory (net)	81,085	72,734
Deferred tax asset	1,272	1,272
Prepaid expense and other	1,908	1,669

Total current assets	134,751	121,798

Total fixed assets (net)	10,097	11,143
Intangible assets (net)	21,783	24,036
Deferred tax asset	1,936	2,117
Goodwill	22,213	22,489
Other long-term assets	1,019	1,031

Total assets	$191,799	$182,614

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$7,393	$6,910
Revolving credit facilities	2,676	2,707
Current portion of capital lease obligations	1,693	1,812
Accounts payable	27,263	24,974
Accounts payable related parties	1,230	789
Accrued expenses	8,508	8,808
Other current liabilities	1,883	1,930

Total current liabilities	50,646	47,930

Long-term liabilities
Revolving term credit facilities	37,819	37,306
Deferred tax liability	4,077	4,074
Notes payable	2,130	2,482
Capital lease obligations	2,992	2,984
Deferred gain on sale of building	1,363	1,648
Other long-term liabilities	1,065	1,199

Total long-term liabilities	49,446	49,693

Total liabilities	100,092	97,623

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at September 30, 2014 and December 31, 2013	—	—
Common Stock—no par value 20,000,000 shares authorized, 13,822,918 and 13,801,277 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	68,894	68,554
Paid in capital	1,751	1,191
Retained earnings	21,488	14,857
Accumulated other comprehensive (loss) income	(426)	389

Total shareholders’ equity	91,707	84,991

Total liabilities and shareholders’ equity	$191,799	$182,614

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2014	2013
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$6,631	$7,187
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	3,334	2,740
Changes in allowances for doubtful accounts	128	160
Changes in inventory reserves	(151)	(24)
Deferred income taxes	178	34
Share based compensation	906	584
Gain on disposal of fixed assets	—	(100)
Reserves for uncertain tax provisions	(104)	64
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(6,519)	5,911
(Increase) decrease in accounts receivable finance	321	210
(Increase) decrease in inventory	(9,849)	(13,027)
(Increase) decrease in prepaid expenses	(278)	(727)
(Increase) decrease in other assets	11	(934)
Increase (decrease) in accounts payable	3,550	(2,801)
Increase (decrease) in accrued expense	56	(1,026)
Increase (decrease) in other current liabilities	72	666
Increase (decrease) in other long-term liabilities	(30)	(35)

Net cash used for operating activities	(1,744)	(1,118)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	—	139
Acquisition of a business	—	(13,000)
Purchase of property and equipment	(704)	(1,025)

Net cash used for investing activities	(704)	(13,886)

Cash flows from financing activities:
Proceeds from stock offering, net of issuance expenses	—	13,935
Borrowing on revolving term credit facilities excluding payment related to stock offering	1,047	3,102
Stock offering proceeds used to reduce revolving term credit facilities	—	(10,443)
New borrowing term loan	—	15,000
Stock offering proceeds used to pay down term loan	—	(3,492)
Net borrowings (repayments) on working capital facilities	1,053	(2,005)
Shares repurchased for income tax withholding on share-based compensation	(6)	—
New borrowings—notes payable	677	809
Note payments	(963)	(809)
Proceeds from capital leases	942	827
Payments on capital lease obligations	(1,053)	(817)

Net cash provided by financing activities	1,697	16,107

Net (decrease) increase in cash and cash equivalents	(751)	1,103
Effect of exchange rate change on cash	(406)	86
Cash and cash equivalents at the beginning of the year	6,091	1,889

Cash and cash equivalents at end of period	$4,934	$3,078

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month period ended September 30, 2014, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “Adjusted EBITDA” (earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense and depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to Adjusted EBITDA is provided below.

The Company’s management believes that Adjusted EBITDA and Adjusted EBITDA as a percentage of sales represent key operating metrics for its business. Adjusted Earnings Before Interest, Taxes, foreign exchange transaction gain / losses, other income / expense and Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While Adjusted EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of Adjusted EBITDA to GAAP financial measures for the three and nine month periods ended September 30, 2014 and 2013 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Adjusted EBITDA (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net income	1,768	2,621	6,631	7,187
Income tax	941	1,197	3,283	3,087
Interest expense	671	837	2,192	2,181
Foreign currency transaction losses (gain)	102	20	27	72
Other (income) expense	(71)	(18)	67	(9)
Depreciation & Amortization	1,108	967	3,334	2,740
Adjusted Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$4,519	$5,624	$15,534	$15,258
Adjusted EBITDA % to sales	6.8%	9.8%	7.9%	8.5%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	September 30, 2014	June 30, 2014	December 31, 2013
Backlog	$102,056	$102,517	$77,281
9/30/2014 increase v prior period		(0.4%)	32.1%

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2014	December 31, 2013
Current Assets	$134,751	$121,798
Current Liabilities	$50,646	$47,930
Current Ratio	2.7	2.5

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit. Debt to EBITDA ratio is calculated by dividing total debt at the balance sheet date by trailing twelve month EBITDA.

	September 30, 2014	December 31, 2013
Current portion of long term debt	$7,393	$6,910
Current portion of capital lease obligations	1,693	1,812
Revolving credit facilities	2,676	2,707
Revolving term credit facilities	37,819	37,306
Notes payable – long term	2,130	2,482
Capital lease obligations	2,992	2,984

Debt	$54,703	$54,201

Trailing 12 month Adjusted EBITDA	$21,759	$21,483
Debt to Adjusted EBITDA Ratio	2.5	2.5

Interest Cover is calculated by dividing Adjusted EBITDA (Earnings before interest, tax, foreign exchange transaction gain / losses, other income / expense and depreciation and amortization) for the trailing twelve month period (October 1 to September 30) by interest expense as reported in the Consolidated Statement of Income for the same period.

	12 Month Period October 1, 2013 to September 30, 2014	12 Month Period October 1, 2012 to September 30, 2013
Adjusted EBITDA	$21,759	$19,360
Interest Expense	2,957	2,793
Interest Cover Ratio	7.4	6.9

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	September 30, 2014	December 31, 2013
Trade receivables (net)	$44,860	$38,165
Other receivables	692	1,541
Inventory (net)	81,085	72,734
Less: Accounts payable	28,493	25,763
Total Operating Working Capital	$98,144	$86,677
% of Trailing Three Month Annualized Net Sales	37.1%	33.1%

Trailing Twelve Months Adjusted EBITDA is calculated by adding the reported Adjusted EBITDA for the past 4 quarters.

Three Months Ended:	Adjusted EBITDA
December 31, 2013	6,225
March 31, 2014	4,722
June 30, 2014	6,293
September 30, 2014	4,519
Trailing Twelve Months Adjusted EBITDA	$21,759

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	September 30, 2014	December 31, 2013
Net sales	$66,197	$65,431
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$264,788	$261,724

Working capital is calculated as total current assets less total current liabilities

	September 30, 2014	December 31, 2013
Total Current Assets	$134,751	$121,798
Less: Total Current Liabilities	50,646	47,930
Working Capital	$84,105	$73,868